                                   EXHIBIT 4.3

                       FIRST AMENDMENT TO BROOKTROUT, INC.
              SECOND AMENDED AND RESTATED 1992 STOCK PURCHASE PLAN

         This First Amendment (the "First Amendment") to the Brooktrout, Inc. (the "Company") Second Amended and Restated 1992 Stock Purchase Plan, dated as of January 1, 2001 (the "Purchase Plan"), was adopted by the Board of Directors (the "Board") of the Company on March 28, 2001.

         WHEREAS, the Board approved and adopted, subject to stockholder approval, the amendment to increase by two hundred thousand (200,000) the maximum number of shares of common stock, $.01 par value per share, reserved and available for issuance under the Purchase Plan, from two hundred and eighty-seven thousand five hundred (287,500) to four hundred and eighty-seven thousand five hundred (487,500);

         NOW, THEREFORE, the Purchase Plan is hereby amended in the following manner: The second sentence of the first paragraph is amended to increase the number of shares of Stock reserved and available for purchase under the Purchase Plan from two hundred and eighty-seven thousand five hundred (287,500) to four hundred and eighty-seven thousand five hundred (487,500).